NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT Juli Davenport (877) 805-3333 jdavenport@crefunds.com

Summit Healthcare REIT, Inc. Completes

First Acquisition

Irvine, Calif., (December 31, 2013) – Summit Healthcare REIT, Inc. (“SH REIT”) announced today that it has completed its first acquisition since changing its name from Cornerstone Core Properties REIT, Inc. in October 2013. On December 18, 2013 for approximately $3.5 million, SH REIT acquired a 40-unit assisted living facility located in Redding, California that was built in 1992.

The 26,000 square foot facility has been triple-net leased to an affiliate of Compass Senior Living, LLC (“Compass”), the new operator of the facility, pursuant to a ten-year term. The principals of Compass have over 30 years of combined experience in the senior housing industry.

“We are very pleased to start a relationship with Compass and confident we will experience a lot of success together in the future” said Kent Eikanas, President and Chief Operating Officer of Summit Healthcare REIT, Inc.

About Summit Healthcare REIT, Inc.

SH REIT is a publicly registered non-traded REIT that is currently focused on investing in senior housing real estate located throughout the United States. The current portfolio includes interests in 12 long-term triple-net leased healthcare facilities.

For more information, please contact Juli Davenport at (877) 805-3333.

This material does not constitute an offer to sell or a solicitation of an offer to buy Summit Healthcare REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Company’s annual report on Form 10-K for the year ended December 31, 2012 and quarterly reports for the periods ended March 31, 2013, June 30, 2013, and September 30, 2013. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CL0335 12/13

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